Exhibit 5.1

March 13, 2007

Lincoln National Corporation

Centre Square West Tower

1500 Market Street, Suite 3900

Philadelphia, Pennsylvania 19102

Re:	$500,000,000 6.05% of Capital Securities due 2067

Ladies and Gentlemen:

We have acted as counsel to Lincoln National Corporation, an Indiana corporation (“Lincoln”), in connection with the public offering of $500,000,000 aggregate principal amount of its 6.05% Capital Securities due 2067 (the “Capital Securities”) issued pursuant to the Junior Subordinated Indenture dated as of May 1, 1996, as supplemented by the Fourth Supplemental Junior Subordinated Indenture dated as of November 1, 2006 and the Fifth Supplemental Junior Subordinated Indenture dated as of March 13, 2007 (collectively, the “Subordinated Indenture”), in each case, between Lincoln and The Bank of New York Trust Company, N. A. (as successor in interest of Bank One Trust Company, National Association and the First National Bank of Chicago), as trustee (the “Trustee”). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined (a) the Registration Statement on Form S-3 (File No. 333-132416) filed by the Company and the other related registrants with the Securities and Exchange Commission (the “Commission”) under the Securities Act, relating, in part, to the registration of the Capital Securities, as it became effective under the Securities Act on March 14, 2006 (such Registration Statement, including the documents filed as a part thereof or previously filed with the Commission and incorporated therein by reference or documents subsequently incorporated through the date hereof pursuant to Item 12 of Form S-3 being hereinafter referred to as the “Registration Statement”), (b) the prospectus of the Company dated March 14, 2006 (the “Basic Prospectus”), as supplemented by the prospectus supplement, dated March 8, 2007, relating to the Capital Securities, as filed in final form with the Commission on March 9, 2007, pursuant to Rule 424(b)(4) under the Securities Act (such Basic Prospectus and prospectus supplement, including the documents filed as a part thereof or previously filed with the Commission and incorporated therein by reference or documents subsequently incorporated through the date hereof pursuant to Item 12 of Form S-3 being hereinafter referred to as the “Prospectus”), (c) the free writing prospectus relating to the Capital Securities filed with the Commission pursuant to Rule 433 under the Securities Act on March 8, 2007 (such free writing

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prospectus together with the Prospectus in preliminary form as filed with the Commission on March 8, 2007, including all documents incorporated by reference therein through the date hereof, being hereinafter referred to as the “Time of Sale Prospectus”), (d) the Underwriting Agreement, (e) the Subordinated Indenture, (f) a copy of the Global Certificate representing the Capital Securities, (g) a copy of the Restated Certificate of Incorporation of the Company certified by the Secretary of State of the State of Indiana, (h) a copy of the Amended and Restated Bylaws of the Company certified by the Secretary of the Company and (i) such records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinions expressed herein. We have made such investigations of law as, in our judgment, were necessary to render the following opinion.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to any facts material to our opinion, we have relied upon the aforesaid agreements, instruments, certificates, documents and records noted in (a) through (i) above (including the representations, warranties, covenants and agreements of the Company given in, pursuant to or in connection with the agreements, instruments, certificates, documents and records noted in (a) through (i) above) and upon statements and certificates of officers and representatives of the Company. We have not made any independent investigation in rendering this opinion other than the examination described above, and our opinion is therefore qualified in all respects by the scope thereof.

Based upon and subject to the foregoing, and subject to the further limitations, assumptions and qualifications stated in this letter and subject to the completion of the proceedings to be taken by Lincoln, the Trustee and the Underwriters prior to the sale of the Capital Securities, it is our opinion that the Capital Securities, when duly executed, authenticated, issued, delivered and paid for in accordance with the terms of the Subordinated Indenture and the Underwriting Agreement will be binding obligations of Lincoln.

We express no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the State of New York.

The opinion expressed in this letter is subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity, including without limitation concepts of materiality and principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

We hereby consent to the filing of this opinion with the Commission and the use of our name in the section entitled “Validity of the Capital Securities” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations thereunder. This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion is not a guaranty nor may one be inferred or implied. This opinion speaks as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or of any subsequent changes in applicable law or the interpretation thereof.

Very truly yours,

/s/ BLANK ROME LLP

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